Exhibit 99.1

TREE.COM REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

CHARLOTTE, N.C., August 7, 2012 — Tree.com, Inc. (NASDAQ: TREE) today announced results for the quarter ended June 30, 2012, including net income of $27.4 million, or $2.42 per diluted share, and adjusted EBITDA of $4.7 million. Second quarter revenue was $17.0 million in our continuing operations and $30.5 million in discontinued operations.  During the quarter, the Company completed the sale of substantially all of the operating assets of its wholly-owned Home Loan Center, Inc. subsidiary (“HLC”; formerly operating under the brand LendingTree Loans), resulting in a gain on sale of approximately $25.9 million, net of tax.  Revenue and other financial results of the HLC business are presented as discontinued operations for all periods reported.  Net income, diluted EPS and adjusted EBITDA figures above include results from both continuing and discontinued operations.

Doug Lebda, Chairman and CEO of Tree.com stated, “I am extremely pleased with our results.  This was a quarter of transition, as we completed the HLC transaction, sold down the majority of the remaining mortgage loan inventory, successfully transitioned lead volume back to our lender network, and, as of July 21st, closed warehouse lines of credit. I am encouraged by recent growth in the demand for our mortgage lead volume, particularly in this low rate environment.  In the quarter, we grew capacity for refinance leads on the network by 22%, added 34 new lenders and grew mortgage Exchange revenue by 20% or more with 40 of the lenders on our network.”

Tree.com CFO Alex Mandel added, “The Company stated previously that the second half of 2011 would be a relevant benchmark to measure performance for 2012.  With the second quarter 2012 now complete, we are reporting results for the first half of 2012 that include 25% growth in Adjusted Exchanges revenue over the second half of 2011 and 38% growth in Adjusted Exchanges EBITDA over the same period.  We are projecting net income for full year 2012 of $30 to $34 million, which includes results of discontinued operations.  In light of our strong first half 2012 performance and our second half outlook, we are increasing our 2012 Adjusted Exchanges EBITDA guidance, which excludes discontinued operations, from a range of $8 to $12 million to a range of $12 to $14 million.  In addition, our working capital as of June 30, 2012 stands at $72.1 million, reflecting the receipt of proceeds from the HLC transaction and the successful completion of a significant portion of the ensuing wind-down effort.”  Mr. Mandel also noted that the Company is discontinuing guidance on net income from continuing operations and withdrawing previous guidance for that metric.

Non-GAAP Adjusted Exchanges Results

Because Tree.com’s accounting policies did not recognize revenue for leads generated by the Exchanges business that were provided to HLC, the Company is providing metrics designed to give investors a view into what the Company’s results might have been if it did not operate HLC during the corresponding time periods discussed in this release. Given the completion of the sale of our HLC business, the Company will not be presenting these metrics for future periods.

Tree.com Exchanges Metrics (1)

$s in millions

					Q/Q				Y/Y
	Q2 2012		Q1 2012		% Change		Q2 2011		% Change
	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted
Revenue
Mortgage (2)	$12.5	$18.5	$8.9	$19.8	39%	(7)%	$12.4	$20.2	1%	(8)%
Non-Mortgage	$4.5	$4.5	$4.3	$4.3	6%	6%	$4.6	$4.6	(1)%	(1)%

Total Exchanges revenue	$17.0	$23.0	$13.2	$24.1	28%	(4)%	$16.9	$24.7	0%	(7)%
Non Mortgage %	27%	20%	32%	18%			27%	18%

Selling and marketing expense
Exchanges marketing expense (3)	$9.0	$11.1	$9.2	$12.8	(2)%	(14)%	$13.9	$18.4	(35)%	(40)%
Other Marketing	$2.0	$2.0	$1.5	$1.5	32%	32%	$1.4	$1.4	44%	44%
Selling and marketing expense	$11.0	$13.1	$10.7	$14.3	3%	(9)%	$15.2	$19.8	(28)%	(34)%

Variable marketing margin (4)	$8.0	$11.9	$4.0	$11.3	98%	6%	$3.0	$6.3	162%	89%
Variable marketing margin % of revenue	47%	52%	31%	47%			18%	26%

Net Loss from Continuing Operations	$(1.8)	N/A	$(3.3)	N/A	46%		$(25.1)	N/A	93%

Adjusted Exchanges EBITDA (5)	$(0.3)	$3.4	$(2.5)	$4.3	88%	(21)%	$(5.3)	$(2.3)	94%	NM
Adjusted EBITDA % of revenue	-2%	15%	-19%	18%			-32%	-9%

(1)  Adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted Exchanges EBITDA, and adjusted EBITDA % of revenue are non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on these non-GAAP measures.  Q2 2012 Adjusted Exchanges metrics reflect modeled results through June 6, 2012, and actual results from June 7, 2012, through June 30, 2012.

(2)  Adjusted Exchanges mortgage revenue is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to HLC assuming sale prices for such leads equalled sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  Please see “Tree.com’s Principles of Financial Reporting” for further explanation of this metric.

(3)  Adjusted Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to the current Exchanges business for variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to HLC and recorded in discontinued operations.  This metric excludes overhead, fixed costs, and personnel-related expenses.

(4)  Variable marketing margin is defined as total Exchanges revenue minus Exchanges marketing expense.

(5)  Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to HLC, minus Exchanges selling and marketing expense allocated to HLC and recorded in discontinued operations.

Other Tree.com Summary Financial Results

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q2 2012	Q1 2012	% Change	Q2 2011	% Change
Revenue
From Continuing Ops	$17.0	$13.2	28%	$16.9	0%
From Discontinued Ops	$30.5	$50.9	(40)%	$26.5	15%
Total Revenue	$47.5	$64.1	(26)%	$43.4	9%

Adjusted EBITDA *
From Continuing Ops	$(0.3)	$(2.5)	88%	$(5.3)	94%
From Discontinued Ops	$5.0	$19.8	(75)%	$(5.2)	NM
Total Adjusted EBITDA	$4.7	$17.3	(73)%	$(10.5)	NM

EBITDA *
From Continuing Ops	$(1.6)	$(3.9)	59%	$(35.5)	95%
From Discontinued Ops	$3.4	$19.6	(83)%	$(9.1)	NM
Total EBITDA	$1.8	$15.7	(89)%	$(44.6)	NM

Net Income/(Loss)
Net Loss from Continuing Ops	$(1.8)	$(3.3)	46%	$(25.1)	93%
Net Income/(Loss) from Discontinued Ops	$29.2	$17.4	67%	$(9.4)	NM
Net Income/(Loss)	$27.4	$14.1	93%	$(34.5)	NM

Net Income/(Loss) Per Share	$2.42	$1.27	91%	$(3.13)	NM
Diluted Net Income/(Loss) Per Share	$2.42	$1.27	91%	$(3.13)	NM

From Continuing Operations:
Net Loss Per Share	$(0.16)	$(0.29)	NM	$(2.28)	NM
Diluted Net Loss Per Share	$(0.16)	$(0.29)	NM	$(2.28)	NM

NM = Not Meaningful

* EBITDA and Adjusted EBITDA are Non-GAAP measures.  Please see “Tree.com’s Reconciliation of Non-GAAP Measures to GAAP” and “Tree.com’s Principles of Financial Reporting” below for more information on Adjusted EBITDA

Second Quarter 2012 Highlights

Continuing Operations

•                  Second quarter revenue was $17.0 million, up $3.8 million, or 28%, from the first quarter 2012, and relatively flat with the second quarter 2011. The increase quarter-over-quarter was driven largely by higher mortgage Exchange revenue and $1.1 million of second quarter revenue for marketing consulting services.  These marketing consulting services are expected to contribute to third and fourth quarter revenue but not revenue beyond 2012.  The increase in mortgage Exchange revenue was primarily the result of revenue recognized after the June 6, 2012 closing of the HLC asset sale from leads that were, prior to closing, transmitted to HLC without revenue recognition in continuing operations, as well as improved monetization metrics during the quarter.

•                  Net loss from continuing operations was $1.8 million in the second quarter 2012, a $1.5 million improvement from the first quarter 2012 and a $23.3 million improvement from the second quarter 2011, which included a $29.3 million charge related to the impairment of intangible assets and a corresponding $11.9 million income tax benefit.

•                  Adjusted EBITDA from continuing operations in the second quarter was a loss of $0.3 million, a $2.2 million improvement from the first quarter 2012 and a $5.0 million improvement compared to second quarter 2011.  The quarter-over-quarter improvement was the result of increased revenue.  The year-over-year improvement was driven primarily by $4.3 million lower selling and marketing expense.

•                  Total Adjusted Exchanges revenue was down 4% in the second quarter compared to the first quarter 2012, as we transitioned lead volume formerly transmitted to HLC to our mortgage Exchange and our lender network adjusted to the availability of those leads.

•                  Adjusted Exchanges variable marketing margin increased to $11.9 million in the second quarter, up 6% compared with $11.3 million in the first quarter 2012, and representing the sixth consecutive quarter of improvement.  Adjusted Exchanges variable marketing margin % of revenue improved to 52% in the second quarter, up from 47% in the first quarter 2012, reflecting lower offline marketing expenditures in this low interest rate environment and illustrating our flexibility to dynamically adjust marketing expenditures according to market conditions.

Discontinued Operations

•                  Net income from discontinued operations was $29.1 million in the second quarter 2012, a significant increase as compared with both $17.4 million net income from discontinued operations in the first quarter 2012 and a net loss from discontinued operations of $9.4 million in the second quarter 2011. In both cases, the improvement was driven by the gain on sale of HLC assets.

•                  Loans held for sale and warehouse lines of credit balances as of June 30, 2012 were $1.1 million and $0.3 million, respectively.

Liquidity and Capital Resources

As of June 30, 2012, Tree.com had $94.7 million in unrestricted cash and cash equivalents and $72.1 million of working capital, compared to $59.0 million and $31.9 million, respectively, as of March 31, 2012. Working capital is calculated as current assets (including unrestricted and restricted cash) and minus current liabilities (including loan loss reserves).  Restricted cash includes $17.1 million of purchase price from the sale of HLC that is held in escrow pending the resolution of certain loan loss contingencies.  Working capital does not reflect $10 million of deferred contingent consideration payable on the one year anniversary of the closing of the HLC asset sale, subject to various conditions being satisfied.  During the second quarter 2012, under the previously announced $10 million share repurchase program which began in February 2010, we purchased a total of 14,300 shares at an average price of $8.98. There is approximately $4.1 million of share repurchase authorization remaining.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing second quarter financial results and certain other matters described herein today at 11:00 a.m. Eastern Time (ET).  The live audio cast is open to the public at http://investor-relations.tree.com/.

Conference call
Dial in #:  888-329-8903

719-457-2644 outside the United States/Canada

To listen to a replay of the call
Toll free #: 888-203-1112

719-457-0820 from outside the United States/Canada
Replay Passcode: 4102139

Replay will be available beginning at 2:00 p.m. Eastern Time on Tuesday, August 7 until 1:59 p.m. Eastern Time on Tuesday August 28, 2012.

QUARTERLY FINANCIALS –

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Revenue	$16,970	$16,931	$30,205	$30,850
Costs and expenses
Cost of revenue	803	1,322	1,599	2,529
Selling and marketing expense	10,969	15,241	21,621	30,771
General and administrative expense	5,831	5,199	10,634	10,671
Product development	756	751	1,530	1,997
Litigation settlements and contingencies	216	246	438	4,994
Restructuring expense (gain)	3	398	(61)	491
Amortization of intangibles	106	267	213	574
Depreciation	1,046	1,225	2,270	2,284
Asset impairments	—	29,250	—	29,250
Total costs and expenses	19,730	53,899	38,244	83,561
Operating loss	(2,760)	(36,968)	(8,039)	(52,711)
Other expense
Interest expense	(136)	(76)	(257)	(155)
Total other expense, net	(136)	(76)	(257)	(155)
Loss before income taxes	(2,896)	(37,044)	(8,296)	(52,866)
Income tax benefit	1,142	11,928	3,274	11,663
Net loss from continuing operations	(1,754)	(25,116)	(5,022)	(41,203)
Gain from sale of discontinued operations, net of tax	25,905	—	25,905	—
Income (loss) from operations of discontinued operations, net of tax	3,223	(9,389)	20,641	(32,797)
Income (loss) from discontinued operations	29,128	(9,389)	46,546	(32,797)
Net income (loss) attributable to common shareholders	$27,374	$(34,505)	$41,524	$(74,000)
Weighted average common shares outstanding	11,303	11,014	11,238	10,948
Weighted average diluted shares outstanding	11,303	11,014	11,238	10,948
Net loss per share from continuing operations
Basic	$(0.16)	$(2.28)	$(0.45)	$(3.76)
Diluted	$(0.16)	$(2.28)	$(0.45)	$(3.76)

Net income (loss) per share from discontinued operations
Basic	$2.58	$(0.85)	$4.14	$(3.00)
Diluted	$2.58	$(0.85)	$4.14	$(3.00)

Net income (loss) per share attributable to common shareholders
Basic	$2.42	$(3.13)	$3.69	$(6.76)
Diluted	$2.42	$(3.13)	$3.69	$(6.76)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(unaudited) (In thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$94,682	$45,541
Restricted cash and cash equivalents	30,025	12,451
Accounts receivable, net of allowance of $70 and $86, respectively	7,409	5,474
Prepaid and other current assets	1,839	1,060
Current assets of discontinued operations	5,453	232,425
Total current assets	139,408	296,951
Property and equipment, net	7,691	8,375
Goodwill	3,632	3,632
Intangible assets, net	10,976	11,189
Other non-current assets	224	246
Non-current assets of discontinued operations	236	10,947
Total assets	$162,167	$331,340
LIABILITIES:
Accounts payable, trade	$4,625	$9,072
Deferred revenue	1,443	176
Deferred income taxes	4,335	4,335
Accrued expenses and other current liabilities	15,446	16,712
Current liabilities of discontinued operations	41,453	250,030
Total current liabilities	67,302	280,325
Income taxes payable	7	7
Other long-term liabilities	4,953	4,070
Deferred income taxes	510	435
Non-current liabilities of discontinued operations	452	1,032
Total liabilities	73,224	285,869
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 12,498,283 and 12,169,226 shares, respectively, and outstanding 11,360,722 and 11,045,965 shares, respectively	125	121
Additional paid-in capital	914,060	911,987
Accumulated deficit	(816,581)	(858,105)
Treasury stock of 1,137,561 and 1,123,261 shares, respectively	(8,661)	(8,532)
Total shareholders’ equity	88,943	45,471
Total liabilities and shareholders’ equity	$162,167	$331,340

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net income (loss)	$41,524	$(74,000)
Less (income) loss from discontinued operations, net of tax	(46,546)	32,797
Net loss from continuing operations	(5,022)	(41,203)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities attributable to continuing operations:
Loss on disposal of fixed assets	60	111
Amortization of intangibles	213	574
Depreciation	2,270	2,284
Intangible impairment	—	29,250
Non-cash compensation expense	2,256	1,908
Deferred income taxes	76	(11,687)
Bad debt expense (recovery)	(8)	19
Changes in current assets and liabilities:
Accounts receivable	(1,928)	(3,537)
Prepaid and other current assets	230	142
Accounts payable and other current liabilities	(6,033)	7,262
Income taxes payable	(855)	(28)
Deferred revenue	1,267	(231)
Other, net	884	195
Net cash used in operating activities attributable to continuing operations	(6,590)	(14,941)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(1,459)	(4,138)
Increase in restricted cash	(4,647)	(1,466)
Net cash used in investing activities attributable to continuing operations	(6,106)	(5,604)
Cash flows from financing activities attributable to continuing operations:
Vesting and issuance of common stock, net of withholding taxes	(348)	(901)
Purchase of treasury stock	(129)	—
(Increase) decrease in restricted cash	4,150	(700)
Net cash provided by (used in) financing activities attributable to continuing operations	3,673	(1,601)
Total cash used in continuing operations	(9,023)	(22,146)
Net cash provided by (used in) operating activities attributable to discontinued operations	224,224	(16,817)
Net cash provided by (used in) investing activities attributable to discontinued operations	31,251	(9,211)
Net cash provided by (used in) financing activities attributable to discontinued operations	(197,311)	13,632
Total cash provided by (used in) discontinued operations	58,164	(12,396)
Net increase (decrease) in cash and cash equivalents	49,141	(34,542)
Cash and cash equivalents at beginning of period	45,541	68,819
Cash and cash equivalents at end of period	$94,682	$34,277

TREE.COM’S RECONCILIATION OF NON-GAAP MEASURES TO GAAP ($ in thousands):

Below is a reconciliation of Adjusted EBITDA to net income (loss) for both continuing operations and discontinued operations. See “Tree.com’s Principles of Financial Reporting” for further discussion of our use of these Non-GAAP measures.

	Three Months Ended
	June 30, 2012	June 30, 2011	March 31, 2012
	(Dollars in thousands)
Adjusted EBITDA from continuing operations	$(317)	$(5,336)	$(2,546)
Adjustments to reconcile to net loss from continuing operations:
Amortization of intangibles	(106)	(267)	(107)
Depreciation	(1,046)	(1,225)	(1,224)
Restructuring expense	(3)	(398)	64
Asset impairments	—	(29,250)	—
Loss on disposal of assets	—	(111)	(60)
Non-cash compensation	(1,072)	(788)	(1,184)
Litigation settlements and contingencies	(216)	(246)	(222)
Post-acquisition adjustments	—	652	—
Other expense, net	(136)	(76)	(121)
Income tax benefit	1,142	11,929	2,131
Net loss from continuing operations	$(1,754)	$(25,116)	$(3,269)

Adjusted EBITDA from discontinued operations	$5,032	$(5,152)	$19,814
Adjustments to reconcile to net income (loss) from discontinued operations:
Amortization of intangibles	—	(35)	—
Depreciation	—	(276)	—
Restructuring expense	(239)	(3,906)	(18)
Asset impairments	(1,365)	—	—
Non-cash compensation	(42)	(5)	(128)
Litigation settlements and contingencies	(15)	(15)	(20)
Gain from sale of discontinued operations, net of tax	25,905	—	—
Other expense, net	10	—	—
Income tax provision	(158)	—	(2,230)
Net income (loss) from discontinued operations	$29,128	$(9,389)	$17,418

Adjusted EBITDA from continuing operations per above	$(317)	$(5,336)	$(2,546)
Adjusted EBITDA from discontinued operations per above	5,032	(5,152)	19,814
Total Adjusted EBITDA	4,715	(10,488)	17,268
Adjustments to reconcile to net income (loss):
Amortization of intangibles	(106)	(302)	(107)
Depreciation	(1,046)	(1,501)	(1,224)
Restructuring expense	(242)	(4,304)	46
Asset impairments	(1,365)	(29,250)	—
Loss on disposal of assets	—	(111)	(60)
Non-cash compensation	(1,114)	(793)	(1,312)
Litigation settlements and contingencies	(231)	(261)	(242)
Post-acquisition adjustments	—	652	—
Gain from sale of discontinued operations, net of tax	25,905	—	—
Other expense, net	(126)	(76)	(121)
Income tax benefit (provision)	984	11,929	(99)
Net income (loss)	$27,374	$(34,505)	$14,149

Below is a reconciliation of revenue to adjusted Exchanges revenue, selling and marketing expense to adjusted Exchanges marketing expense, and Adjusted EBITDA from continuing operations (reconciled to operating loss in table above) to Adjusted Exchanges EBITDA.

See “Tree.com’s Principles of Financial Reporting” for further discussion of the Company’s use of these Non-GAAP measures.

	Qtr 2	Qtr 1	Qtr 2
(Dollars in thousands)	2012	2012	2011

Revenue - Continuing Operations	$16,970	$13,235	$16,931

Mortgage Exchanges Revenue	12,461	8,950	12,381
Adjustment: Hypothetical Revenue for leads sent to LTL	6,026	10,838	7,780
Adjusted Mortgage Exchange Revenue	$18,487	$19,788	$20,160

Non-Mortgage Revenue	4,508	4,285	4,550

Total Adjusted Exchanges Revenue	$22,995	$24,073	$24,711

Selling and Marketing Expense - Continuing Operations	$10,969	$10,652	$15,241

Exchanges Marketing	8,969	9,142	13,857
Adjustment: Shared Variable Marketing absorbed in Continuing Ops	2,082	3,683	4,534
Adjusted Exchanges Marketing Expense	$11,051	$12,825	$18,391

Other Marketing	2,000	1,510	1,385

Adjusted EBITDA - Continuing Operations *	$(317)	$(2,546)	$(5,336)

Adjustment: Combined revenue and marketing	3,943	7,155	3,246
Adjustment: Shared compensation costs absorbed in Continuing Ops	(206)	(269)	(241)
Adjusted Exchanges EBITDA	$3,420	$4,341	$(2,331)

*  See reconciliation in prior table.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), adjusted Exchanges mortgage revenue, total adjusted Exchanges revenue, adjusted Exchanges marketing expense, variable marketing margin $, variable marketing margin % of revenue, adjusted Exchanges EBITDA and adjusted EBITDA % of revenue as supplemental measures to GAAP. These measures are primary metrics by which Tree.com evaluates the performance of its businesses, on which its marketing expenditures are based and, in the case of Adjusted EBITDA and Variable Marketing Margin $, by which management and many employees are compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure set forth above.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income or loss (which excludes interest expense and taxes) excluding amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions or dispositions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measures presented by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.

Adjusted Exchanges mortgage revenue is defined as revenue from the Exchanges mortgage vertical plus modeled revenue for leads provided to HLC, assuming sale prices for such leads equaled contemporaneous sale prices of leads of similar quality sold to network lenders.  Accordingly, this measure also assumes lender demand on the network would have been sufficient to absorb the additional lead volume without affecting the prices of the leads actually sold.  The Company believes these are reasonable assumptions to facilitate the purpose of this metric, which is to give investors a view into what the results might have been if the Company did not operate HLC.  Investors are cautioned that there is inherent uncertainty in this metric and the Company urges investors to consider this metric and the other non-GAAP measures discussed below that include this metric in addition to results prepared in accordance with GAAP and not as substitutions for or superior to GAAP results.  There can be no assurance that this metric and the other non-GAAP measures discussed below that include this metric will be indicative of actual results of operations following the sale of the Home Loan Center assets.

Total adjusted Exchanges revenue is defined as adjusted Exchanges revenue plus revenue from the non-mortgage verticals.

Adjusted Exchanges marketing expense is defined as the portion of selling and marketing expense attributable to the current Exchanges business for variable costs paid for advertising, direct marketing and related expenses, plus selling and marketing expense allocated to HLC and recorded in discontinued operations.  This metric excludes overhead, fixed costs and personnel-related expenses.

Variable marketing margin is defined as adjusted Exchanges revenue minus adjusted Exchanges marketing expense, and variable marketing margin % of revenue is defined as variable marketing margin expressed as a percentage of adjusted Exchanges revenue.

Adjusted Exchanges EBITDA is defined as Adjusted EBITDA from continuing operations, plus modeled revenue for leads provided to HLC, minus Exchanges selling and marketing expense allocated to HLC and recorded in discontinued operations.

Adjusted EBITDA % of revenue is defined as adjusted Exchanges EBITDA expressed as a percentage of adjusted Exchanges revenue.

Non-GAAP adjusted Exchanges metrics are not prepared in accordance with SEC rules or Generally Accepted Accounting Principles requiring certain pro forma financial information giving effect to the disposition of a material asset that has occurred or in some cases that is probable, and they are not intended to be a substitute for such financial information.  The Company prepared and reported pro forma financial information following the closing of the sale of assets of Home Loan Center in accordance with SEC rules and Generally Accepted Accounting Principles, which was filed as an exhibit to Tree.com’s Form 8-K filed on June 7, 2012.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Adjusted EBITDA and Adjusted Exchanges EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash and Tree.com will include the related shares in its calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amounts from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of Tree.com and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company’s relationships with network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain customers in a cost-effective manner; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2011, our Quarterly Report on Form 10-Q for the period ended March 31, 2012 and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in consumers’ lives.  Our family of brands includes: LendingTree®, GetSmart®, DegreeTree®, LendingTreeAutos, DoneRight!®, ServiceTreeSM, InsuranceTree® and HealthTree. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, education, auto, home services and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com